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                               EMPLOYMENT CONTRACT


         AMERICAN CUSTOM COMPONENTS, INC., a California Corporation, located at 3310 W. MacArthur Blvd., Santa Ana, CA 92704, hereinafter referred to as "ACC" and JOHN GROOM, hereinafter referred to as "GROOM" in consideration of the mutual promises made herein, agree as follows:

                          ARTICLE 1: TERM OF EMPLOYMENT

         1.1 ACC hereby employs GROOM and GROOM hereby accepts employment with ACC for a period of thirty-six (36) months commencing January 1, 1998.

         1.2 This agreement may be terminated earlier as herein provided.

                  ARTICLE 2: DUTIES AND OBLIGATIONS OF EMPLOYEE

         2.1 GROOM shall serve as President of ACC. In that capacity, he shall do and perform all services, acts and things necessary or advisable to fulfill his duties, including but not limited to the planning, direction and implementation of worldwide operations for ACC. GROOM shall at all times be subject to the direction of the policies established by the Board of Directors of ACC.

         2.2 GROOM agrees that he shall devote his entire productive time, ability and attention to the business of ACC during the term of this agreement, and shall not act in any commercial or professional capacity of any other person or organization whether for compensation or otherwise without the express written consent of ACC.

         2.3 The parties acknowledge and agree that during the term of this agreement and in the course of his duties at ACC, GROOM shall have access to and become acquainted with information which is confidential and could be constituted as ACC's trade secrets. GROOM agrees that during and after the term of this Agreement, GROOM will not, directly or indirectly, disclose to any third party, or use or authorize any third party to use, any information relating to the business or interests of ACC that GROOM knows or has reason to know is regarded as confidential and valuable to ACC. GROOM acknowledges that such confidential information constitutes "trade secrets" of ACC as set forth in
Section 3126 of the California Civil Code which shall include, without limitation, all methods, processes, formulae, compositions, inventions, machines, computer programs, research projects, customer lists, pricing data, sources of supply, marketing, production, merchandising systems or plans associated with ACC's business and all information delivered to ACC or GROOM in confidence by ACC's clients and customers. GROOM agrees to use his best efforts and the utmost diligence to guard and protect such trade secrets and confidential information. The parties acknowledge and agree that in determining whether information is confidential information and/or a trade secret (as defined herein), the fact that such information is not marked "confidential" shall not adversely affect the confidentiality or trade secret status of the same. GROOM agrees that if his relationship with ACC is terminated for

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any reason, GROOM will return to ACC all records and papers and all matter of whatever nature which bears secret or confidential information of ACC. In the event of a breach or threatened breach of Section of this Agreement, ACC shall be entitled to an injunction restraining such breach, without the requirement of posting bond; but nothing here shall be construed as prohibiting ACC from pursuing any other remedy available to it as a result of such breach or threatened breach.

         2.4 GROOM hereby represents and agrees that the services to be performed under the terms of this contract are of a special, unique, unusual, and intellectual character and as such, are of peculiar value, the loss of which cannot be adequately compensated by damages in a court of law. GROOM therefore expressly agrees that ACC, in addition to any other rights and remedies which it may possess, shall be entitled to injunctive and other equitable relief to prevent or remedy a breach in this contract by GROOM.

         2.5 GROOM agrees and covenants that for a period of three (3) years following the termination of this Agreement, he shall not compete directly or indirectly with ACC. Furthermore, GROOM agrees that he shall not directly or indirectly induce or solicit, or directly or indirectly aid or assist any other entity, person or otherwise to induce or solicit, current employees, salesmen, agents, consultants, distributors, representatives, advisors, customers or suppliers of ACC to terminate their employment or business relations with ACC. Nothing contained in this Agreement shall prevent GROOM from purchasing less than one percent (1%) of the issued and outstanding common stock of a corporation which conducts such business if such stock is registered under the Securities Act of 1933. GROOM hereby acknowledges and agrees that any violation of this Section will cause damage to Company in an amount difficult to ascertain. In the event of a breach or threatened breach of this Section, ACC shall be entitled to an injunction restraining such breach; but nothing here shall be construed as prohibiting ACC from pursuing any other remedy available to it as a result of such breach or threatened breach.

                       ARTICLE 3: OBLIGATIONS OF EMPLOYER

         3.1 ACC agrees to provide GROOM with the compensation, incentives, benefits and business expense reimbursement specified elsewhere in this agreement.

         3.2 If a dispute or claim shall arise between the parties with respect to any of the terms or provisions of this Agreement, or with respect to the performance by any of the parties under this Agreement, then the parties agree that the dispute shall be arbitrated in Orange County, California before a single arbitrator, in accordance with the rules of either the American Arbitration Association ("AAA") or Judicial Arbitration and Mediation Services, Inc./Endispute ("JAMS/Endispute"). The selection between AAA and JAMS/Endispute rules shall be made by the claimant first demanding arbitration. The arbitrator shall have no power to alter or modify any express provisions of this Agreement or to render any award which by its terms affects any such alteration or modification. The parties to the arbitration may agree in writing to use different rules and/or arbitrator(s). In all other respects, the arbitration shall be conducted in accordance with the California Code of Civil

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Procedure, or equivalent. The parties agree that the judgment award rendered by the arbitrator shall be considered binding and may be entered in any court having jurisdiction as stated elsewhere in this Agreement. The provisions of this Paragraph shall survive the termination of this Agreement.


                       ARTICLE 4: COMPENSATION OF EMPLOYEE

         4.1 Subject to the termination of this Agreement as provided herein, as compensation for the services to be rendered by GROOM hereunder, ACC shall pay GROOM an Annual Salary at the annual rates as set forth below. Said sum shall commence to be earned by GROOM on January 1, 1998 and shall be paid in a timely manner in accordance with the payroll policies of ACC, less normal payroll deductions.

                  a.  January 1, 1998 thru March 31, 1998: $110,000.00
                  b.  March 31, 1998 thru June 30, 1998:   $135,000.00
                  c.  July 1. 1998 thru December 31, 1998: $175,000.00

         4.2 Further increases to GROOM's salary beyond stated amounts shall be at the sole discretion of the Board of Directors, and are subject to the cash flow and profitability of ACC's operations.

         4.3 As additional compensation to GROOM, ACC agrees to confirm a grant to GROOM previously agreed upon in September, 1997, wherein GROOM is to receive, within thirty (30) days of the commencement of his employment, an option to purchase TWO HUNDRED FIFTY THOUSAND SHARES of ACC common stock at the price of $3.50 per share. Of the options to purchase shares available to GROOM, 25,000 shall vest on January 31, 1998, and the remainder of said options to purchase shares shall vest monthly at the rate of 6,250 shares per month for a period of thirty-six months commencing on January 31, 1998. The options shall be exercisable for a period of three years from vesting.

         4.4 GROOM shall be entitled to 20 days of paid vacation per year to be used by GROOM during the applicable annual period at the discretion of ACC. This vacation time may be accrued for the term of this contract. Accrued vacation time may be exchanged for cash at the termination of GROOM's employment with ACC at the amount equal to his pay rate. GROOM shall be given reasonable time for court related requirements and commitments.

         4.5 ACC shall provide GROOM and his dependents with a fully paid medical and dental insurance policy comparable to those provided to other executives in ACC.

         4.6 ACC shall provide to GROOM a life insurance policy during the term of this Agreement in the amount of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00).

         4.7 ACC shall pay all reasonable and necessary business expenses for


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GROOM including, but not limited to his current office expense in Santa Cruz,
California and relocation expenses if necessary. In reimbursing GROOM for expenses, the ordinary and usual business guidelines and documentation requirements shall be adhered to by ACC and GROOM.

         4.8 ACC shall pay a bonus of THIRTY THOUSAND DOLLARS ($30,000.00) to GROOM on March 31, 1998.

         4.9 As additional compensation to GROOM, ACC shall pay to GROOM a commission equal to three percent (3%) of the proceeds received by ACC as a result of sales to Seagate Technologies and its subsidiaries. Said commission shall be payable monthly. The terms of this paragraph 4.9 shall survive the terms of this employment contract in that GROOM shall be entitled to the commission set forth herein for as long as ACC continues to receive proceeds from sales to Seagate Technologies and its subsidiaries.

                      ARTICLE 5: TERMINATION OF EMPLOYMENT

         5.1 GROOM may terminate this agreement at any time by rendering sixty
(60) days notice to ACC. ACC shall have the option of retaining the services of GROOM for such sixty (60) day period or immediately discharging him. In any event, ACC shall be obligated to pay GROOM his salary for the sixty (60) day period unless otherwise agreed to by GROOM.

         5.2 ACC may terminate this agreement at any time for cause which shall include a wilful breach or neglect of professional duty and responsibility by GROOM under this agreement, or, any act of fraud, misrepresentation or moral turpitude which would prevent the effective performance of GROOM's duties at ACC.

         5.3 Any termination of this agreement by ACC shall be in writing and shall state the grounds for termination.

         5.4 ACC reserves the right to suspend GROOM from his duties. Notice of any suspension shall be in writing and shall state the cause for suspension. In the event, ACC suspends GROOM from his duties without terminating him, ACC shall be obligated to continue GROOM's salary.

                       ARTICLE 6: MISCELLANEOUS PROVISIONS

         6.1 In the event of GROOM's death, ACC agrees to pay to the designated beneficiary or to GROOM's estate the remaining balance due for GROOM's salary for the following six months including all options to shares of stock due under this contract which shall vest during such period.

         6.2 In the event of merger of ACC with another business entity, or of the sale of ACC, this contract shall survive and become the responsibility of the surviving business entity. In such an event, if GROOM and other ACC management are not in positions with the surviving business entity which are substantially similar to their positions immediately prior to said event, and if


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GROOM elects to terminate this employment agreement following said event, then
ACC, or its surviving entity, shall pay to GROOM an amount equal to three (3) times the remaining balance due for GROOM's salary hereunder for the remaining term of this agreement.

         6.3 If any provision in this agreement is held to be unenforceable in a court of law, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

         6.4 The failure of either party to insist on strict compliance with any of the terms or conditions of this agreement shall not be deemed a waiver or relinquishment of any rights or power by that party.

         6.5 This agreement shall be governed by the laws of the State of California.

         6.6 If any legal action is necessary to enforce the terms of this agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs in addition to any other relief to which that party may be entitled.

         6.7 This agreement supersedes any and all other agreements either oral or in writing between the parties hereto and contains all of the covenants and agreements between the parties with respect to the employment of GROOM by ACC.

         6.8 Any modification of this agreement will be effective only if it is in writing and signed by the party to be charged.

         6.9 Any dispute between the parties shall be subject to binding arbitration.

         IN WITNESS WHEREOF, the parties hereto hereby execute this Agreement as of the date first above written:



              /s/ John Groom
              --------------------------------
              John Groom



              /s/ Martin T. Walk
              --------------------------------
              American Custom Components, Inc.
              Martin T. Walk, President

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